Exhibit 99.1

Pericom Semiconductor Completes Acquisition of PTI

PTI expands Pericom’s penetration in Asian telecom, consumer, and ultra mobility market segments and customer base.

San Jose, Calif. – September 1, 2010 – Pericom Semiconductor Corporation (NASDAQ: PSEM), announced today that it has completed the acquisition by way of merger of all remaining outstanding shares of Pericom Technology, Inc. (“PTI”).  Pericom paid approximately $30.6 million for the remaining 59.6% of PTI’s shares which includes a working capital adjustment determined at close. There is the potential for an additional payment of up to $6 million in earn-out consideration and bonus for the achievement of certain milestones during the twelve months following the acquisition.

Pericom previously held a 40.4% ownership in PTI on a fully diluted basis and accounted for its investment in PTI using the equity method.  PTI is a fabless IC provider of timing, power management, and analog switch products that are sold primarily to Asian telecom, consumer, and ultra-mobility market segments.  PTI was incorporated in the British Virgin Islands in 1994, and is headquartered in Hong Kong, with significant operations in Shanghai and Shenzhen, People’s Republic of China.

About Pericom:
Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with complete solutions for computing, communications and consumer market segments. Pericom’s integrated circuits and frequency control products provide the connectivity, timing and conditioning of high-speed signals required by today's electronic applications. Corporate headquarters are in San Jose, Calif., with design centers, sales and support offices around the globe.  Website:  www.pericom.com

Press contact:
Aaron Tachibana
Chief Financial Officer
Pericom Semiconductor
San Jose, California USA
408-435-0800 x 273